Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Netflix, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-89024, 333-104250, 333-113198, 333-123501, 333-136403, 333-145147, 333-160946, and 333-177561) on Form S-8 and (No. 333-178091, and 333-180292) on Form S-3 of Netflix, Inc. of our report dated February 10, 2012, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended December 31, 2011, which report appears in the December 31, 2013 annual report on Form 10-K of Netflix, Inc.

/s/ KPMG LLP
Santa Clara, California
January 31, 2014